EXHIBIT 99.1

REGENERX                                               Bethesda Metro Center
BIOPHARMACUITICALS, INC                                Suite 700
                                                       Bethesda, MD  20814
                                                       Ph:    301.961.1992
                                                       Fax:   301.961.1991
                                                       Email: jjfnk@RegeneRx.com

                                News Release. . .

             REGENERX RECEIVES $2 MILLION PRIVATE EQUITY INVESTMENT

               Pharmaceutical Firm Increases Investment in Company

BETHESDA, MD, June 11, 2003, RegeneRx Biopharmaceuticals, Inc. (OTCBB:RGRX) (www.regenerx.com) announced today that it received $2 million in proceeds from a private placement of its common stock in a transaction with Defiante Farmaceutica, L.d.a., a wholly owned subsidiary of the Italian pharmaceutical Group, Sigma-Tau.

Under the terms of the deal, Defiante purchased 3,184,713 shares of RegeneRx restricted common stock at $.628 per share, the trailing 30 day average closing price of RegeneRx stock. Defiante also received warrants to purchase up to $1.5 million of additional restricted stock at prices ranging from $1.00 to $1.25 per share (or higher under certain circumstances) over a period of 18 months. In March 2002, Defiante purchased $1 million of RegeneRx common stock as part of a $1.7 million private placement.

"Obviously, we are pleased that Sigma-Tau Group has continued to express confidence in our technology and business model by again investing in the Company," said J.J. Finkelstein, RegeneRx's President and CEO. "I hope to increase the scope of our relationship beyond an equity investment and believe it could be an important strategic partner when we expand development of our T(beta)4 technology platform outside the U.S."

"On behalf of the Sigma-Tau Group, we are pleased to have the opportunity to invest in RegeneRx," said Mauro Bove, head of corporate development and a member of the Board of Directors of Sigma-Tau Finanziaria S.p.A., the Group holding company. "Not only does RegeneRx's technology have numerous potential applications in the pharmaceutical field and excellent science underlying the T(beta)4 platform, but the Company has accomplished a tremendous amount in a short period of time, having shown they can implement their strategic plan in an effective manner. We look forward to complementing their development efforts."

T(beta)4 is a naturally occurring 43-amino acid peptide present in virtually all human cells. Its gene is up-regulated following tissue injury and during the remodeling and differentiation of cells. T(beta)4 represents a

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new class of wound healing drug and is different from other wound repair factors, such as growth factors, in that it promotes endothelial and keratinocyte cell migration, down-regulates a number of inflammatory cytokines and chemokines, and has a very low molecular weight, allowing it to diffuse relatively long distances through tissues. A key mechanism of action is T(beta)4's ability to regulate the cell-building protein, actin, a vital component of the cytoskeleton. It has been the subject of a significant amount of research at the NIH and a number of other academic institutions, and has been reported to be effective in the repair of dermal and corneal wounds in numerous animal models under a variety of conditions.

RegeneRx a biopharmaceutical company developing T(beta)4 as a platform technology for the treatment of acute and chronic wounds and for the treatment of a variety of human diseases involving tissue and organ repair under an exclusive world-wide license from the NIH. The Company holds several patents related to the technology and has numerous world-wide patent applications pending. RegeneRx recently began phase I human clinical trials to determine the safety and efficacy of T(beta)4 for the treatment of chronic dermal wounds and expects phase II trials to begin in the latter part of 2003 or early 2004.

Sigma-Tau is a leading Italian pharmaceutical company with annual revenues in excess of 500 million Euros and over 2200 employees worldwide. Therapeutic areas in which the company's research and development are focused include oncology, neurology, cardiovascular, gastroenterology, metabolism and immunology. Sigma-Tau has operating subsidiaries throughout Europe and the U.S. and maintains a presence in all of the world's major pharmaceutical markets.

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company's current expectations regarding future events, including the ongoing and prospective development of T(beta)4 and possible future benefits to the Company, its shareholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to risks and uncertainties, including those reflected in the Company's filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

                                      # # #

Contact:   J.J. Finkelstein
           301.961.1992
           jjfnk@regenerx.com